Exhibit (d)(2)(ii)

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of July 1, 2020, by and between M Financial Investment Advisers, Inc., a Colorado corporation (the “Adviser”) and Frontier Capital Management Co., LLC, a Delaware limited liability company (the “Sub-Adviser,” and with the Adviser, the “Parties”).

RECITALS

WHEREAS, the parties entered into an Investment Sub-Advisory Agreement for the Frontier Capital Appreciation Fund dated January 14, 1998, as amended subsequently by the parties (the “Agreement”); and

WHEREAS, the parties now desire to amend the Agreement with respect to the fees charged by the Investment Manager as set forth in Schedule A.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual undertakings, IT IS AGREED by and between the parties hereto as follows:

1.                  Amendment. Schedule A to the Agreement is hereby amended by replacing in its entirety with the attached Schedule A.

2.                  No Other Amendments. There are no other amendments to the Agreement except as provided in Section 1 above.

3.                  Counterparts. This Amendment may be executed in several counterparts, each of which so executed shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their duly authorized representatives, as of the day and year first above written.

M FINACIAL INVESTMENT ADVISERS, INC.

By:	/s/ Bridget McNamara-Fenesy
Name: Bridget McNamara-Fenesy
Title: President, M Financial Investment Advisers, Inc.

FRONTIER CAPITAL MANAGEMENT CO., LLC

By:	/s/ Robert Phay
Name: Robert Phay
Title: Chief Compliance Officer & General Counsel

SCHEDULE A

To the Investment Sub-Advisory Agreement

Between

M Financial Investment Advisers, Inc.

And

Frontier Capital Management Company, LLC

Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an effective annual rate as follows:

Name of Portfolio

Frontier Capital Appreciation Fund

Annual Rate of Compensation

First $125 million of assets:    0.75% per annum

Over $125 million of assets:   0.65% per annum